Exhibit 99.1

FOR IMMEDIATE RELEASE

Rosetta Stone Announces Preliminary Fourth Quarter 2010 Results

ARLINGTON, Va., February 18, 2011 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced that, despite continued strength in its international and institutional markets, softness in the US consumer market is resulting in financial performance for the fourth quarter 2010 below the company’s expectations and previously-announced guidance of November 2010.  The major contributor to the underperformance is lower-than-expected sales from the US consumer market, principally in the global retail channel, exacerbated by the financial impact of the recently-announced Chapter 11 bankruptcy reorganization of Borders Group, Inc.

Tom Adams, CEO of Rosetta Stone, said, “Despite record sales of Rosetta Stone Version 4 TOTALe on both Black Friday and Cyber Monday, our sales to US consumers for the full quarter were below our expectations.  The bankruptcy of Borders Group, one of our global retail partners, also negatively affected our revenue and earnings for the fourth quarter.  We are developing a detailed strategic operating plan to address challenges in the US consumer market, including a thorough review of our go-to-market strategy, and will describe that plan on our investor webcast February 28.”

Based on its preliminary review, Rosetta Stone expects to report that its financial results for the fourth quarter ended December 31, 2010, will include total revenue of approximately $74.2 million on sales bookings of approximately $81.8 million, compared to previously issued guidance of $76 to $81 million and $82 to $88 million, respectively.  Sales bookings represent executed sales contracts received by the company.  The company expects GAAP net income for the fourth quarter of approximately $4.9 million, or $0.23 per diluted share, compared to previously issued guidance of $0.28 to $0.38 per diluted share, and non-GAAP net income of approximately $5.8 million, or $0.27 per diluted share, compared to previously issued guidance of $0.31 to $0.41 per diluted share.  The net income and earnings per share estimates for the fourth quarter of 2010 set forth above include a benefit related to the reversal of valuation allowances on deferred tax assets of approximately $2.3 million, or $0.11 per diluted share, that were not contemplated in the preparation of previously issued guidance.  Operating EBITDA is expected to be approximately $13.3 million, compared to previously issued guidance of $17.5 to $21.5 million.  Operating EBITDA is defined as GAAP net income plus interest expense, income tax expense, depreciation, amortization and stock-based compensation expenses plus the change in deferred revenue from the prior quarter.  The company noted that these 2010 fourth quarter results are preliminary and unaudited and therefore subject to the company’s completion of its customary quarterly closing and review procedures, as well as audit by the company’s independent registered public accounting firm.

Rosetta Stone believes that the challenging sales environment in the US consumer market, particularly in the global retail channel, will continue at least through the first quarter 2011.  The company will continue to invest in growth opportunities and is taking action to reposition Rosetta Stone in the US consumer market.  However, those efforts are not expected to show immediate results and the company expects to report a net loss for the first quarter 2011.

Rosetta Stone will report final fourth quarter 2010 results on February 28, 2011, as previously scheduled, at which time it will provide further comments on the quarter and its outlook, including plans to address the challenges in the US consumer market and the company’s expense structure.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages.  Rosetta Stone provides interactive solutions that are acclaimed for the power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world.  The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age.  The company is based in Arlington, Va. For more information, visit RosettaStone.com.

“Rosetta Stone” and “Rosetta Stone TOTALe” are trademarks of Rosetta Stone Ltd.

Non-GAAP Financial Measures

This press release contains the following non-GAAP financial measures: non-GAAP net income, non-GAAP net income per share and Operating EBITDA.  These measures differ from GAAP in that they exclude amortization primarily related to acquired intangibles, and stock-based compensation expenses.

Operating EBITDA is GAAP net income or loss plus interest expense, income tax expense, depreciation, amortization and stock-based compensation expenses, plus the change in deferred revenue from the prior quarter.  An additional non-GAAP financial measure in this press release is total sales bookings, which represents executed sales contracts received by the company that are either recorded immediately as revenue or as deferred revenue. Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the company’s Board of Directors.  Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management typically excludes the amounts described above when evaluating the company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the company’s operating performance due to the following factors:

•                               Amortization of Acquired Intangibles. Amortization costs and the related tax effects are fixed at the time of an acquisition, and then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•                               Stock-based Compensation. Although stock-based compensation is an important aspect of compensation of the company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.

•                               Total Sales Bookings. Although revenue is an important aspect of measuring company performance, the company believes total sales bookings will better reflect the company’s performance as the company transitions to a greater amount of subscription sales resulting in the recording of increased deferred revenue to be recognized in periods after the initial sales are completed.

•                               Deferred Revenue. At the time a customer enters into a binding subscription agreement, the company classifies the amounts received, as well as the amounts on billed and uncollected amounts due from customers, in advance of revenue recognition as deferred revenue.  As the company transitions to a greater amount of subscription sales the company believes its GAAP earnings will no longer be reflective of the company’s underlying performance and as such believes adding the changes in deferred revenue to its Adjusted EBITDA will better reflect the company’s operating performance.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements.  In addition, they are subject to inherent limitations, because they reflect the exercise of judgments by management about which expenses and items of income are excluded from these non-GAAP financial measures and may not be calculated in the same manner as other companies’ similarly titled non-GAAP measures.

In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results.  Rosetta Stone urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including our preliminary financial results for the fourth quarter of 2010, the near term outlook for the U.S. consumer market and the global retail channel, our ability to develop a successful strategic operating plan to address the challenges to the U.S. consumer market. In this context, such forward-looking statements  address our expected future business and financial performance, and can be identified by  words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” or “will.” These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the finalization of our financial results for the quarter ended December 31, 2010 and the potential for unexpected adjustments in such results; our ability to develop plan to address the challenges of the U.S. consumer market and the receptivity of U.S. consumers to this strategy; demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans; our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion plans; our ability to manage and grow our business and execute our business strategy; our financial performance; adverse trends in general economic conditions; and the other factors described more fully in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s annual report on Form 10-K for the year ended December 31, 2009, which is on file with the U.S. Securities and Exchange Commission, recent quarterly reports on Form 10-Q,  and other current reports on Form 8-K. The company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Contacts

Rosetta Stone Inc.

Investor Contact:

Elizabeth Corse, 703-522-9965

ecorse@rosettastone.com

Media Contact:

Reilly Brennan, 703-387-5863

rbrennan@rosettastone.com

Source: Rosetta Stone Inc.

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2010
	GAAP	Adjustments	non-GAAP
Revenue:
Product	$61,565	$—	$61,565
Subscription and service	12,715	—	12,715
Total revenue	74,280	—	74,280

Cost of revenue:
Cost of product revenue (1)	9,507	(10)	9,497
Cost of subscription and service revenue	2,819	—	2,819
Total cost of revenue	12,326	(10)	12,316

Gross profit	61,954	10	61,964

Operating expenses
Sales and marketing(2)	38,984	(227)	38,757
Research and development(3)	5,837	(292)	5,545
General and administrative(4)	14,548	(868)	13,680
Total operating expenses	59,369	(1,387)	57,982

Income (loss) from operations	2,585	1,397	3,982

Other income and (expense):
Interest income	71	—	71
Interest expense	(42)	—	(42)
Other income	(61)	—	(61)
Total other income (expense)	(32)	—	(32)

Income before income taxes	2,553	1,397	3,950
Income tax provision (benefit) (5)	(2,412)	524	(1,888)

Net income	$4,965	$873	$5,838

Net income per share:
Basic	$0.24		$0.28
Diluted	$0.23		$0.27

Common shares and equivalents outstanding:
Basic weighted average shares	20,652		20,652
Diluted weighted average shares	21,265		21,265

(1)  Represents stock based compensation expense of $10 in 2010

(2)  Represents stock based compensation expense of $227 in 2010

(3)  Represents stock based compensation expense of $292 in 2010

(4)  Represents stock based compensation expense of $868 in 2010

(5)  Non-GAAP tax rate of 37.5%

ROSETTA STONE INC.

Reconciliation of Net Income to Operating EBITDA

(in thousands)

(unaudited)

Three Months Ended
December 31,
2010

Net income	$4,965
Interest (income)/expense, net	(29)
Income tax expense (benefit)	(2,412)
Depreciation and amortization	1,899
Stock-based and IPO-related compensation	1,398
Adjusted EBITDA	$5,821

Change in deferred revenue	7,535
Operating EBITDA	$13,356